Exhibit 99.1

HSW International Enters Into Agreements to Spin-off of Legacy Businesses and Secure New Financing of $18.4 Million

ATLANTA, February 20, 2008 — HSW International, Inc. (Nasdaq: HSWI), a developer and operator of Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high-quality information, today announced that it had entered into two separate definitive agreements for the spin-off two non-core businesses and to raise $18.4 million in what is anticipated to be a non-dilutive equity financing.

According to a share purchase agreement entered into on February 15, 2008, HSW International has agreed to spin off two lines of business that had been a part of Intac International prior to its merger with HSW International in October 2007.  China Trend Holdings, whose sole shareholder is Mr. Wei Zhou, the CEO, director and significant stockholder of Intac prior to its acquisition by HSW International, will be acquiring the legacy businesses.  In exchange for these businesses, Mr. Zhou and China Trend Holdings will transfer to HSW International five million shares of HSW International's common stock, representing the remainder of Mr. Zhou's holdings in the Company.

On February 15, 2008 HSW International entered into a separate stock purchase agreement with two affiliates of Eastern Advisors LLC to sell the five million shares it received from Mr. Zhou in exchange for $18.4 million.  Eastern Advisors is an Asian Long/Short Equity Fund founded in 2003 by Scott Booth with seed capital from Julian Robertson.

The two businesses to be sold in the spin off, which HSW International had previously determined were not strategic to the development of its Internet business, were providers of wireless telephone training and educational software.  Subject to the closing of this transaction, all of HSW International’s assets will be in its core Internet business.

Upon the closing of the sale of stock to the two affiliates of Eastern Advisors LLC, approximately $57.8 million will have been raised to support the Company’s international growth and expansion strategy in the five months since HSW International was publicly listed in October 2007.  The first two rounds of investment, which were announced in connection with HSW International’s merger with Intac International and have since closed, consisted of approximately $39.4 million from investors and funds managed by Ashford Capital Management, Capital Research and Management, Chartwell Investment Partners, Chilton Investment Company, Deka Investment, Nordinvest, and a leading German institutional investor.

The closing of the two transactions is dependent upon satisfying certain closing requirements set forth in the agreements.  Further detail on these two transactions can be found in the Form 8-K that HSW International filed today with the SEC, and also on the “Financial Information — SEC Filings Archive” section of HSW International’s website at www.hswinternational.com.

About HSW International, Inc.

HSW International, Inc. (Nasdaq: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information. HSW International is headquartered in Atlanta and incorporated in Delaware. HSW International is the exclusive licensee for the translation and publication of certain content from HowStuffWorks, Inc. in China and Brazil.

About Eastern Advisors LLC

Eastern Advisors LLC is an Asian Long/Short Equity Fund founded in 2003 by Scott Booth with seed capital from Julian Robertson. Mr. Booth led the Asian investment team at Kingdon Capital from 1996-2003; building a successful track record through the bear market of the Asian Financial Crisis and its aftermath. Eastern blends an independent, creative spirit with a fundamental, value-oriented stock selection process to achieve superior risk-adjusted returns. The firm utilizes over 50 years of Asian investment experience to deliver the highest possible earnings using journalistic fact-finding and rigorous valuation analyses.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “should”, and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International’s filings with the SEC, and include but are not limited to: successfully closing the spin-off of the legacy Intac business lines and the equity financing discussed in this report; the possibility that the equity investment from Eastern Advisors will be dilutive to existing stockholders in the event that the spin-off of the legacy Intac business lines and related receipt of HSW International shares from Mr. Zhou is not completed; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in China; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and Internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; and restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Contacts

HSW International Investor Relations

telephone: +1 (404) 926-0660

email: ir@hswint.com

or

Brion Tingler

Gavin Anderson & Co.

telephone: +1 212 515 1941

email: btingler@gavinanderson.com